EXHIBIT 99.1

Tech Data Corporation Announces Retirement of Jeffery P. Howells, Chief Financial Officer

Charles V. Dannewitz to Succeed Howells as Chief Financial Officer

CLEARWATER, Fla., April 14, 2015 (GLOBE NEWSWIRE) -- Tech Data Corporation (Nasdaq:TECD) today announced that Executive Vice President and Chief Financial Officer (CFO) Jeffery P. ("Jeff") Howells has notified the company of his intent to retire as CFO effective June 5, 2015. He will also retire from the company's Board of Directors at the expiration of his current term following the annual meeting of shareholders in June 2015. Howells has served as the company's CFO since 1992 and as a member of its Board since 1998. Charles V. ("Chuck") Dannewitz, currently the company's senior vice president and chief financial officer, the Americas, has been selected by Tech Data's Board of Directors to succeed Howells as CFO. The two will work together over the coming months to ensure a smooth transition.

Bob Dutkowsky, CEO of Tech Data Corporation, stated, "On behalf of our Board of Directors and employees, I thank Jeff for his exemplary service to Tech Data throughout his tenure. As a financial leader and trusted advisor first to Steve Raymund, the company's current chairman and former CEO, and more recently to me, Jeff has been instrumental in the company's success during a period of significant growth and change. His expert guidance and sound fiscal management have helped us navigate the ever-changing IT landscape, create the company's efficient operating model and drive its financial performance.He leaves a strong Tech Data—one that is well-positioned to deliver long-term value to our shareholders. He will be missed and we wish him all the best in his retirement. I would also like to congratulate Chuck, whose tenure with the company, together with his deep industry knowledge and extensive financial experience, make him ideally suited to assume the role of CFO and help lead our business forward."

"It has been an honor and a privilege to serve as CFO of Tech Data for over 23 years and to have worked with such talented and dedicated individuals, especially Steve and Bob," said Howells. "I am extremely proud of what Tech Data has accomplished and the strong team I leave behind. I have known Chuck for over 30 years, and have worked closely with him at Tech Data for more than 20 years. He has played a significant role in the company's evolution and I am confident that with his leadership, Tech Data is well-positioned for continued success."

Dannewitz joined Tech Data in February 1995 as vice president of Taxes. He was promoted to senior vice president of Taxes in March 2000, and assumed responsibility for worldwide Treasury operations in July 2003. In February 2014, he was appointed senior vice president and chief financial officer, the Americas. Prior to joining the company, Dannewitz was employed by Price Waterhouse for 13 years, most recently as a tax partner. He is a Certified Public Accountant and holds a B.S. in Accounting from Illinois Wesleyan University.

About Tech Data

Tech Data Corporation is one of the world's largest wholesale distributors of technology products, services and solutions. Its advanced logistics capabilities and value added services enable 115,000 resellers to efficiently and cost effectively support the diverse technology needs of end users in more than 100 countries. Tech Data generated $27.7 billion in net sales for the fiscal year ended January 31, 2015. It is ranked No. 111 on the Fortune 500® and one of Fortune's "World's Most Admired Companies." To learn more, visit www.techdata.com, or follow us on Facebook and Twitter.

CONTACT: Investor Contacts:

         Jeffery P. Howells
         Executive Vice President and Chief Financial Officer
         727-538-7825 (jeff.howells@techdata.com)

         Arleen Quinones
         Vice President, Investor Relations and
         Corporate Communications
         727-532-8866 (arleen.quinones@techdata.com)

         Media Contact:

         Brian Kosoy
         Director, Corporate Communications
         727-299-8865 (brian.kosoy@techdata.com)